     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 14, 2000



                                                      REGISTRATION NO. 333-40704

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              INFOCURE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       DELAWARE                                                 58-2271614
           (STATE OR OTHER JURISDICTION OF                                   (I.R.S. EMPLOYER
            INCORPORATION OR ORGANIZATION)                                IDENTIFICATION NUMBER)

                          1765 THE EXCHANGE, SUITE 500
                             ATLANTA, GEORGIA 30339
                                 (770) 221-9990
          (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                JAMES A. COCHRAN
                        SENIOR VICE PRESIDENT -- FINANCE
                          AND CHIEF FINANCIAL OFFICER
                          1765 THE EXCHANGE, SUITE 500
                             ATLANTA, GEORGIA 30339
                           TELEPHONE: (770) 221-9990
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:
                            JOHN J. KELLEY III, ESQ.
                                KING & SPALDING
                           191 PEACHTREE STREET, N.E.
                          ATLANTA, GEORGIA 30303-1763
                           TELEPHONE: (404) 572-4600

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered in this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                       CALCULATION OF REGISTRATION FEE(1)



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
--------------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM   PROPOSED MAXIMUM
                TITLE OF SHARES                   AMOUNT TO BE    AGGREGATE PRICE       AGGREGATE            AMOUNT OF
                TO BE REGISTERED                  REGISTERED(2)     PER UNIT(3)       OFFERING PRICE    REGISTRATION FEE(4)
---------------------------------------------------------------------------------------------------------------------------
Convertible Debt Securities, Preferred Stock,
  Common Stock, Depositary Shares...............  $100,000,000                         $100,000,000           $26,400
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------



(1) Estimated in accordance with Rule 457(c) under the Securities Act of 1933.


(2) Includes an indeterminate number of shares of Preferred Stock and Common Stock as may be issued at indeterminate prices, but with an aggregate initial public offering price not to exceed $100,000,000.


(3) Omitted pursuant to General Instruction II.D. of Form S-3.


(4) Previously paid.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   Subject to completion, dated July 14, 2000


PROSPECTUS

                                  $100,000,000

                              INFOCURE CORPORATION

                          CONVERTIBLE DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                               DEPOSITARY SHARES

     We may offer from time to time up to $100,000,000 of convertible debt securities, preferred stock, common stock and depositary shares. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

     Our common stock is listed on the Nasdaq National Market under the symbol "INCX." Any common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq National Market.

     INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF THESE RISKS.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------


               The date of this prospectus is             , 2000.

                               TABLE OF CONTENTS

About this Prospectus.......................................    2
Where You Can Find More Information.........................    2
InfoCure....................................................    3
Forward-Looking Statements..................................    5
Risk Factors................................................    6
Use of Proceeds.............................................   12
Ratio of Earnings to Fixed Charges..........................   12
Description of Convertible Debt Securities..................   13
Description of Preferred Stock..............................   24
Description of Common Stock.................................   25
Description of Depositary Shares............................   27
Plan of Distribution........................................   31
Legal Matters...............................................   32
Experts.....................................................   32

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities we may sell. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information." We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may call the SEC at 1-800-732-0330 for further information on the operation of such public reference facilities. You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or from the offices of the Nasdaq National Market, 9513 Key West Avenue, Rockville, Maryland 20850.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus and information that we subsequently file with the SEC will automatically update and supercede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities offered by this prospectus:

     - Annual Report on Form 10-K for the year ended December 31, 1999, as amended by Annual Report on Form 10-K/A filed on May 1, 2000;

     - Quarterly Report on Form 10-Q for the three months ended March 31, 2000;

     - The financial statements of The Healthcare Systems Division of The Reynolds and Reynolds Company included in InfoCure's Prospectus filed pursuant to Rule 424(b)(4) on April 22, 1999 which constitutes part of the Registration Statement on Form S-3 (No. 333-71109); and

     - Registration Statement on Form 8-A, which includes a description of our common stock, filed on January 28, 1999.

     You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address: 1765 The Exchange, Suite 500, Atlanta, Georgia 30339, telephone number (770) 221-9990,
Attention: Corporate Secretary.

     We have also filed a registration statement with the SEC relating to the securities. This prospectus is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the securities. The registration statement may contain additional information that may be important to you.

     You should rely only on the information contained or incorporated by reference in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

                                    INFOCURE

     We are a leading national provider of healthcare practice management software products and services to targeted healthcare practice specialties. Our systems are used primarily by small to mid-size medical practices within the following practice areas:

     - anesthesiology,

     - dental,

     - dermatology and plastic surgery,

     - emergency medicine,

     - general medical,

     - oral and maxillofacial surgery,

     - ophthalmology,

     - orthodontics,

     - pathology,

     - pediatrics,

     - podiatry, and

     - radiology.

     Our systems include software and related hardware, ongoing training and support and electronic data interchange. These systems are designed to increase the quality and reduce the cost of providing care by allowing physicians to manage their practices more efficiently and reduce the administrative burdens created by an increasingly complex healthcare environment.

     We recently reorganized our business to consist of a medical division, which we have named VitalWorks, and a dental division, which we have named PracticeWorks. We expect this reorganization to facilitate changes in our pricing of practice management software products, our delivery of these products to customers and the scope of our product offerings. We also intend to develop new practice management software applications that can be delivered through the application services provider, or ASP, delivery model. In the ASP delivery model, we would remotely host applications from an offsite central server that physicians would access over dedicated lines, virtual private networks or the Internet.


     We also intend to convert our customers to subscription-based pricing for substantially all of our products and services. We began offering those products and services on the subscription pricing model during the second quarter of 2000. Under the subscription pricing model, customers pay a fixed, monthly fee for use of our practice management applications and Internet solutions and the computer hardware necessary to utilize those applications and solutions. This represents a change from our historical pricing model in which we charged customers an initial licensing fee for use of practice management products and continuing maintenance, support and EDI transaction fees.


     Our principal offices are located at 1765 The Exchange, Suite 500, Atlanta, Georgia 30339, and our telephone number is (770) 221-9990.

                           FORWARD-LOOKING STATEMENTS


     This prospectus contains forward-looking statements. We may also make forward-looking statements in reports filed with the SEC that we incorporate by reference into this prospectus as well as in any accompanying prospectus supplement. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "plans," estimates" or similar expressions. These statements are based on beliefs and assumptions of our management and on information currently available to our management.


     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

     - the level of expected net losses in our business;

     - fluctuations in our quarterly operating results;

     - the level of acceptance of our subscription pricing model;

     - our ability to set subscription fees at appropriate levels;

     - customer response to our new products;

     - our ability to develop Internet solutions or enter into strategic relationships;

     - the continued development of the Internet;

     - potential security breaches and viruses experienced by our systems;

     - our inability to manage our growth;

     - our ability to attract and retain qualified personnel;

     - potential misappropriations of our technology;

     - our ability to identify and successfully complete and integrate acquisitions;

     - rapid technological changes in our industry;

     - adverse changes in governmental regulations;

     - high levels of competition in our markets;

     - our ability to obtain additional financing as needed; and

     - adverse changes in the healthcare industry or U.S. economy generally.

     We believe these forward-looking statements are reasonable; however, you should not unduly rely on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

                                  RISK FACTORS

WE HAVE RECENTLY INCURRED LOSSES AND EXPECT TO CONTINUE TO INCUR LOSSES FOR THE FORESEEABLE FUTURE

     We had net losses of $3.8 million for the year ended December 31, 1999 and $11.2 million for the three months ended March 31, 2000. We expect the transition to a subscription pricing model to continue to adversely impact our cash flow until revenue from subscription fees replaces revenue from software license fees and hardware sales. We also expect to incur increased marketing and sales expenses in connection with offering our ASP products and Internet solutions. As a result, based on current estimates, we expect to continue to incur net losses for the foreseeable future.

OUR QUARTERLY OPERATING RESULTS FLUCTUATE SIGNIFICANTLY

     Our operating results may vary significantly from quarter to quarter. In addition, we have experienced historical losses. Our operating results will be influenced by such factors as:

     - our success in appropriately pricing and transitioning to the subscription pricing model;

     - the rate at which our existing customers convert and new customers subscribe to our subscription pricing model;

     - our release of our ASP-delivered product and Internet solutions and the rate of adoption of these products and services by new and existing customers;

     - the timing of and charges associated with completed acquisitions or other events;

     - changes in customer purchasing patterns;

     - competition;

     - the timing of and cost related to development of our new products;

     - the length of sales cycles; and

     - the levels of advertising and promotional expenditures.

OUR SUBSCRIPTION PRICING MODEL IS UNPROVEN AND OUR SUCCESS DEPENDS ON ACCEPTANCE OF THIS MODEL AND OUR ABILITY TO SET OUR SUBSCRIPTION FEES AT APPROPRIATE LEVELS


     Existing and potential customers may not accept our subscription pricing model. The success of our subscription pricing model depends on our ability to set subscription fees at rates that will allow us to achieve profitability. The markets for practice management applications delivered through subscription pricing are relatively new and evolving. There are relatively few similar products whose subscription fees we can evaluate in setting our fees and the providers of those products have also had to set their fees in the context of an undeveloped market. As a result, we have limited information from which to evaluate the appropriate level for our subscription fees and we may fail to set our subscription fees at levels that enable us to become profitable. In addition, we will enter into multi-year agreements with subscribers pursuant to which subscription fees or increases in fees will be locked-in, typically for three to five years, limiting our ability to increase our subscription fees for those subscribers. If we fail to appropriately price our subscription fees, achieving profitability could take longer than expected or we may never achieve profitability.

OUR ASP PRODUCT STRATEGY IS UNPROVEN AND CUSTOMERS MAY NOT RESPOND FAVORABLY TO OUR NEW PRODUCTS

     Providing software applications to physicians through the ASP delivery model is a business that has only recently begun to develop, and this concept may not achieve acceptance in the market. In order to successfully sell our ASP-delivered products, we will need to convince new and existing customers that the features of these products justify their cost, as well as the time and administrative expense required to convert to these products. If we do not succeed or if the market for our ASP-delivered products does not grow or grows slowly, achieving profitability could take longer than expected or may not occur at all. Achieving market acceptance for these products will require substantial sales and marketing efforts and expenditure of significant funds to increase awareness and demand by our target customers. In addition, our potential customers may have made extensive investment in hardware, software and training for existing systems. As a result, they may be unwilling to adopt new systems. Further, our potential customers could perceive that our ASP-delivered products will not adequately or cost-effectively address their requirements.

THE FAILURE TO SUCCESSFULLY COMPLETE THE DEVELOPMENT OF OUR INTERNET SOLUTIONS AND ENTER INTO STRATEGIC RELATIONSHIPS COULD HARM OUR BUSINESS AND LIMIT OUR POTENTIAL GROWTH

     Our ability to attract new customers may depend upon our ability to complete the development of our Internet solutions. In addition, our ability to offer some Internet solutions depends on our entering into strategic relationships. If we do not succeed in completing the development of our Internet solutions or fail to enter into strategic relationships, the offering of these products may be delayed or these products may never become available.

OUR ASP PRODUCT STRATEGY IS DEPENDENT UPON THE CONTINUED DEVELOPMENT OF THE INTERNET

     Our ability to offer ASP-delivered products that can be accessed over the Internet and our Internet solutions on a widespread basis depends on our potential customers having access to Internet connections with the necessary speed, bandwidth and data capacity. The availability of this Internet access will depend on others for the ongoing development of the Internet infrastructure, including the necessary speed, bandwidth, data capacity and security, as well as timely development of complementary products for providing reliable Internet access and service. We cannot predict whether the Internet will evolve to the point where our customers will be able to take full advantage of the services we offer. If the Internet fails to develop into an efficient medium for these transactions, our ASP product strategy will fail.

OUR SYSTEMS MAY BE VULNERABLE TO SECURITY BREACHES AND VIRUSES

     The success of our strategy to offer ASP-delivered products and Internet solutions depends on the confidence of our customers in our ability to securely transmit confidential information. Any failure to provide secure electronic communication services could harm our business and reputation. Our ASP-delivered products and Internet solutions will rely on encryption, authentication and other security technology licensed from third parties to achieve secure transmission of confidential information. We may not be able to stop unauthorized attempts to gain access to or disrupt the transmission of communications by our customers. Anyone who can circumvent our security measures could misappropriate confidential user information or interrupt our, or our customers', operations. In addition, our ASP-delivered products may be vulnerable to viruses, physical or electronic break-ins, and similar disruptions.

WE PLAN TO EXPAND RAPIDLY AND IT MAY BE DIFFICULT TO MANAGE OUR GROWTH

     We intend to rapidly grow our business. However, we cannot be sure that we will successfully manage our growth. In order to successfully manage our growth, we must:

     - expand and enhance our administrative infrastructure;

     - improve our management, financial and information systems and controls;
       and

     - expand, train and manage our employees effectively.

     Continued growth could place a further strain on our management, operations and financial resources. The expansion of our product offerings, target markets and customers will place additional demands on our sales, marketing and administrative resources. We cannot assure you that our operating and financial control systems, administrative infrastructure, facilities and personnel will be adequate to support our future operations. If we cannot manage our growth effectively, our business may be harmed.

OUR GROWTH COULD BE LIMITED IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL

     We believe our success depends largely on our ability to attract and retain highly skilled technical, managerial and marketing personnel to develop our products and services. Individuals with the information technology skills we need to further develop our products and services are in short supply and competition for qualified personnel is particularly intense. We may not be able to hire the necessary personnel to implement our business strategy, or we may need to pay higher compensation for employees than we currently expect. We can not assure you that we will succeed in attracting and retaining the personnel we need to continue to grow and to implement our business strategy. In addition, we depend on the performance of our executive officers and other key employees. The loss of any member of our senior management team could negatively impact our ability to execute our new product strategy and subscription pricing model.

IF WE FAIL TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS FROM THIRD PARTY CHALLENGES, IT MAY SIGNIFICANTLY IMPAIR OUR COMPETITIVE POSITION

     We rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect the intellectual property rights related to our software applications. We do not have patents to protect our software technology and existing copyright laws offer only limited practical protection. In addition, we have not generally entered into confidentiality agreements with our employees. We cannot guarantee that the legal protections that we rely on will be adequate to prevent misappropriation of our technology. Further, these protections do not prevent independent third-party development of competitive products or services. Unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring use of our products is difficult, and we cannot assure you that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US COULD BE COSTLY TO DEFEND AND COULD DIVERT MANAGEMENT'S ATTENTION AWAY FROM OUR BUSINESS

     As the number of software products in our target markets increases and as the functionality of these products overlaps, we may become increasingly subject to the threat of infringement claims. We cannot guarantee you that third parties will not assert infringement claims against us in the future. Any infringement claims alleged against us, even if without merit, could be time-consuming and expensive to defend. Any infringement claims may divert management's attention and resources and could also cause delays in the delivery of our applications to our customers. Settlement of any infringement claims could require us to enter into costly royalty or licensing agreements. If a claim of product infringement against us was successful and we could no longer license the infringing or similar technology, our business, financial condition and results of operations could be harmed.

WE MAY UNDERTAKE ACQUISITIONS THAT CAN POSE RISKS TO OUR BUSINESS

     We may undertake acquisitions if we identify companies with complementary applications, services, businesses or technologies. We may be unable to retain the acquired companies' personnel or integrate them into our company. Our profitability may suffer because of acquisition-related costs or amortization of acquired goodwill and other intangible assets. Similarly, the time and expense associated with finding suitable and compatible companies to enhance our product offerings could disrupt our ongoing business and divert our management's focus.

WE MAY FACE DIFFICULTIES INTEGRATING ACQUIRED BUSINESSES

     Our success depends on our successful integration of the businesses we have acquired. Integrating the management and operations of acquired businesses is difficult and time consuming, and we cannot guarantee that we will achieve any of the anticipated synergies, cost savings and other benefits expected to be realized from these acquisitions.

TECHNOLOGY SOLUTIONS MAY CHANGE FASTER THAN WE ARE ABLE TO UPDATE OUR TECHNOLOGY

     The healthcare software application market in which we compete is characterized by rapidly changing technology, evolving industry standards, emerging competition and the frequent introduction of new services, software and other products. Our success depends partly on our ability to:

     - develop new or enhance existing applications, software and services to meet our customers' changing needs in a timely and cost-effective way;

     - respond effectively to technological changes and new product offerings of our competitors; and

     - develop relationships with strategic partners necessary to offer our ASP-delivered products and Internet solutions.

     We cannot assure you that we will accomplish any of these goals. Our competitors may develop products or technologies that are better or more attractive than ours or that may render our products or technologies obsolete. If we do not succeed in adapting our products and technologies, our business could be harmed.

WE ARE SUBJECT TO GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

     Legislation currently being considered at the federal level could impact the manner in which we conduct our business. The Health Insurance Portability and Accountability Act of 1996, known as HIPAA, mandates the adoption of national standards for the transmission of certain types of medical information and the data elements used in such transmissions and to insure the integrity and confidentiality of such information. On November 3, 1999, the Secretary of Health and Human Services promulgated regulations to protect the privacy of electronically transmitted or maintained, individually identifiable health information. Although we believe our products will enable compliance with the proposed regulations, we cannot assure you that we can comply with those proposed regulations in a timely manner or at all. Moreover, until the proposed regulations become final, they could change, which could require us to expend additional resources to comply with the revised standards and we may not be able to comply with the revised standards in a timely manner or at all. In addition, the success of our compliance efforts may also depend on the success of healthcare participants in dealing with the standards. If we fail to comply with regulations implementing HIPAA in a timely manner or at all, the sale of our products and our business could be harmed.

     The United States Food and Drug Administration, or FDA, is responsible for assuring the safety and effectiveness of medical devices under the Federal Food, Drug and Cosmetic Act. Computer applications and software are considered medical devices and are subject to regulation by the FDA when they are indicated, labeled or intended to be used in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, or are intended to affect the structure or function of the body. We do not believe any of our current products or services are subject to FDA regulation as medical devices; however, we plan to expand our product and service offerings into areas that may be subject to FDA regulation. We have no experience in complying with FDA regulations. Our compliance with such FDA regulations could prove to be time consuming, burdensome and expensive, which could adversely affect our ability to introduce new applications or services in a timely manner.

     In addition, we may become subject to additional government regulations in connection with our changing product strategy. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. Laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics, and quality of products and services. Because of the increasing use of the Internet as a communication and commercial medium, the government has adopted and may adopt additional laws and regulations with respect to the Internet covering such areas as user privacy, pricing, content, taxation, copyright protection, distribution and characteristics and quality of production and services. These laws and regulations may adversely affect our business.

CHANGES IN STATE AND FEDERAL LAWS RELATING TO CONFIDENTIALITY OF PATIENT MEDICAL RECORDS COULD LIMIT OUR CUSTOMERS' ABILITY TO USE OUR SERVICES

     We cannot assure you that changes to state or federal laws will not materially restrict the ability of healthcare providers to submit information from patient records using our applications. Such restrictions would decrease the value of our applications to our customers, which could materially harm our business. The confidentiality of patient records and the circumstances under which records may be released for inclusion in our databases are subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of the healthcare provider, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. This legislation may require holders of this information to implement security measures. Such legislation might require us to make substantial expenditures to implement such measures.

CHANGES IN THE REGULATORY AND ECONOMIC ENVIRONMENT IN THE HEALTHCARE INDUSTRY COULD ADVERSELY AFFECT OUR BUSINESS

     The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. These factors affect the purchasing practices and operation of healthcare organizations. Changes in current healthcare financing and reimbursement systems could require us to make unplanned enhancements of applications or services, or result in delays or cancellations of orders or in the revocation of endorsement of our services by our strategic partners and others. Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in our applications and services.

COMPETITION COULD REDUCE REVENUE FROM OUR PRODUCTS AND SERVICES

     Our principal competitors include both national and regional practice management systems vendors. Currently, the practice management systems industry in the United States is characterized by a large number of relatively small, regionally-focused companies, comprising a highly fragmented industry with only a few national vendors. Smaller, regionally-focused companies typically market their products to a single practice specialty. Until recently, larger, national vendors have targeted primarily large healthcare providers. We believe that the larger, national vendors may broaden their markets to include both small and large healthcare providers. The healthcare information technology industry is consolidating, which has resulted in large, well-capitalized companies that have not historically been providers of practice management systems entering into the practice management systems market. In addition, we compete with national and regional providers of computerized billing, insurance processing and record management services to healthcare practices. We believe that the primary competitive factors in our markets are:

     - product features and functionality;

     - customer service, support and satisfaction;

     - price;

     - ongoing product enhancements; and

     - the reputation and stability of the vendor.

     Some national competitors have greater financial, development, technical, marketing and sales resources than we do. If competition in the practice management systems industry intensifies, or we fail to compete successfully, our results of operations and financial condition may suffer.

OUR NEW PRODUCT STRATEGY AND SUBSCRIPTION PRICING MODEL WILL REQUIRE ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE


     Our transition to the subscription pricing model will continue to adversely impact our cash flow until subscription fees replace the decline in one-time revenue from license fees and hardware sales. In addition, we expect to incur increased marketing and sales expense in connection with the rollout of our ASP-delivered products and Internet solutions. We may not be able to obtain adequate financing for these needs.

                                USE OF PROCEEDS

     Unless the applicable prospectus supplement states otherwise, we will use the net proceeds from the sale of any of the securities for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows the ratio of earnings to fixed charges of our company, which includes our subsidiaries, on a consolidated basis. The ratio of earnings to fixed charges has been computed by dividing:

     - net income (loss) before taxes by

     - fixed charges.

     Fixed charges consist of interest expense, amortization of deferred debt issuance costs and the estimated interest component of rental expense.


                                      THREE
                                     MONTHS
                                      ENDED       YEAR ENDED     ELEVEN MONTHS   YEAR ENDED
                                    MARCH 31,    DECEMBER 31,        ENDED       JANUARY 31,
                                   -----------   -------------   DECEMBER 31,    -----------
                                   2000   1999   1999    1998        1997        1997   1996
                                   ----   ----   -----   -----   -------------   ----   ----
                                                        (IN THOUSANDS)
Ratio of earnings to fixed
  charges(1)(2)..................   --    3.6x    4.6x    3.2x         --         --     --


-------------------------
(1) Earnings exclude restructuring and other non-recurring charges.

(2) The Company's earnings were insufficient to cover fixed charges by $15.4 million, $12.8 million, $8.4 million and $5.0 million for the three months ended March 31, 2000, the eleven months ended December 31, 1997, and the years ended January 31, 1997 and 1996.

                   DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

     The convertible debt securities will be issued under an Indenture between us and a trustee. The name of the trustee will be set forth in the applicable prospectus supplement. We have summarized selected provisions of the Indenture below. The summary is not complete. The form of the Indenture has been filed as an exhibit to the registration statement and you should read the Indenture for provisions that may be important to you. In the summary below, we have included references to section numbers of the Indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meaning specified in the Indenture. You can obtain copies of the Indenture by following the directions described under the caption "Where You Can Find More Information."

GENERAL

     The Indenture does not limit the aggregate principal amount of convertible debt securities that we may issue and provides that we may issue convertible debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. We may issue additional convertible debt securities of a particular series without the consent of the holders of the convertible debt securities of such series outstanding at the time of the issuance. Any such additional convertible debt securities, together with all other outstanding convertible debt securities of that series, will constitute a single series of convertible debt securities under the Indenture. The Indenture also does not limit our ability to incur other debt and does not contain financial or similar restrictive covenants. The convertible debt securities will be subordinated in right of payment to all of our Senior Debt as described below.

     A prospectus supplement relating to a series of convertible debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - the title of the convertible debt securities;

     - any limit on the total principal amount of the convertible debt securities;

     - the maturity date or dates of the convertible debt securities;

     - the rate or rates of interest, which may be fixed or variable, per annum at which the convertible debt securities will bear interest, or the method of determining such rate or rates, if any;

     - the date or dates from which interest, if any, will accrue;

     - the dates on which interest will be payable and the related record dates;

     - whether payments of principal or interest will be determined by any index, formula or other method and the manner of determining the amount of such payments;

     - the place or places where the principal of, premium, if any, and interest on the convertible debt securities will be payable if other than the location specified in this prospectus;

     - any redemption dates, prices, rights, obligations and restrictions on the convertible debt securities;

     - any mandatory or optional sinking fund, purchase fund or analogous provisions;

     - the denominations in which the convertible debt securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

     - the portion of the principal amount of the convertible debt securities payable upon the acceleration of the maturity of the convertible debt securities if other than the principal amount;

     - the currency or currency unit in which principal and interest will be paid if other than U.S. dollars;

     - whether we will issue the convertible debt securities in permanent global form and the circumstances under which such permanent global debt security may be exchanged;

     - whether the subordination provisions summarized below or different subordination provisions will apply to the convertible debt securities;

     - any special tax implications of the convertible debt securities;

     - any deletions from, changes in or additions to the events of default or the covenants specified in the Indenture; and

     - any other material terms of the convertible debt securities not specified in this prospectus (Section 301).

     We may issue convertible debt securities at a substantial discount below their stated principal amount. We refer to these securities as Original Issue Discount Securities, which means any security that provides for an amount less than its principal amount to be due and payable upon the acceleration of its maturity. We will describe the federal income tax consequences and other special considerations applicable to any Original Issue Discount Securities in the applicable prospectus supplement.

     Unless the applicable prospectus supplement states otherwise, the convertible debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiples thereof. Holders of convertible debt securities will not pay any service charge for any registration of transfer or exchange of the convertible debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration or transfer.

PAYMENT; TRANSFER

     Unless the applicable prospectus supplement states otherwise, principal of, premium, if any, and interest, if any, on the convertible debt securities will be payable, and the convertible debt securities will be transferable, at the corporate trust office of the trustee. However, interest may be paid at our option by check mailed to the address of the holder entitled thereto as it appears on the security register. We will have the right to require a holder of any convertible debt security, in connection with any payment on the convertible debt security, to certify information to us or, in the absence of such certification, we may rely on any legal presumption to enable us to determine our obligation, if any, to deduct or withhold taxes, assessments or governmental charges from such payment.

CONVERSION RIGHTS

     Unless the applicable prospectus supplement states otherwise, the holder of any convertible debt security of any series will have the right, at the holder's option, to convert any portion of the principal amount of such security that is an integral multiple of $1,000 into shares of our common stock at any time following the last original issue date of the convertible debt securities of such series and prior to the close of business on the maturity date at the conversion rate per $1,000 principal amount of such convertible debt security set forth in the applicable prospectus supplement. Unless the applicable prospectus supplement states otherwise, the conversion rate will be subject to adjustment as described below. The right to convert a convertible debt security called for redemption or delivered for repurchase will terminate at the close of business on the redemption date or repurchase date for such convertible debt security (Sections 203 and 1501).


     Unless the applicable prospectus supplement states otherwise, the holder of any convertible debt security can exercise its right of conversion by delivering the convertible debt security at the specified office of the conversion agent, accompanied by a duly signed and completed notice of conversion. You can obtain a copy of the form of conversion notice from the trustee. The conversion date will be the date on which the convertible debt security and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate for the number of full shares of common stock issuable upon conversion. The trustee will send this certificate to the conversion agent, if other than the trustee, for delivery to the holder. Shares of common stock issued upon conversion of the convertible debt securities will be fully paid and nonassessable and will rank pari passu with the other shares of our common stock outstanding from time to time.

     Unless the applicable prospectus supplement states otherwise, any convertible debt security surrendered for conversion during the period from the close of business on any regular record date to the opening of business on the next interest payment date (except convertible debt securities called for redemption or to be repurchased during such period) must be accompanied by payment of an amount equal to the interest payable on the next interest payment date with respect to such convertible debt security being surrendered for conversion. The interest payable on the next interest payment date in respect of such convertible debt security surrendered for conversion shall then be paid to the holder of such convertible debt security as of the regular record date. The interest payable on the next interest payment date with respect to any convertible debt security surrendered for conversion that has also been called for redemption or is repurchaseable during the period referred to above will be paid to the holder of such convertible debt security as if such security had been converted as of the close of business on such interest payment date. We will pay interest in respect of any convertible debt security surrendered for conversion on or after an interest payment date to the holder of such convertible debt security as of the next preceding regular record date, notwithstanding the exercise of the conversion right.

     As a result of the foregoing provisions, holders that surrender convertible debt securities for conversion on a date that is not an interest payment date will not receive any interest for the period from the interest payment date next preceding the date of conversion to the date of conversion or for any later period, even if the convertible debt securities are surrendered after a notice of redemption (except for the payment of interest on convertible debt securities called for redemption on a redemption date or to be repurchased on a repurchase date between a regular record date and the interest payment date to which it relates). We will not make any other payment or adjustment for interest, or for any dividends in respect of common stock, upon conversion. Holders of common stock issued upon conversion will not receive any dividends payable to holders of common stock as of any record time before the close of business on the conversion date. We will not issue any fractional shares upon conversion and instead will pay fractional shares in cash or, at our option, we will round up the shares issued to the next whole number of shares.


     A holder delivering a convertible debt security for conversion need not pay any taxes or duties in respect of the issue or delivery of common stock on conversion but must pay any tax or duty payable in respect of any transfer involved in the issue of the common stock. We will not deliver certificates representing shares of common stock unless the person requesting delivery has paid to us the amount of any such tax or duty or has established to our satisfaction that such tax or duty has been paid (Sections 1502 and 1508).


     Unless the applicable prospectus supplement states otherwise, we will adjust the conversion rate in certain events, including, without duplication:

          (1) dividends and other distributions payable in common stock on shares of our capital stock;

          (2) the issuance to all holders of common stock of rights, options or warrants to subscribe for or purchase common stock at less than the then current market price (determined as provided in the Indenture) as of the record date for stockholders entitled to receive such rights, options or warrants;

          (3) subdivisions, combinations and reclassifications of our common stock;

          (4) distributions to all holders of common stock of evidences of our indebtedness, shares of capital stock, cash or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above in clauses (1) and (2) above, dividends and distributions paid exclusively in cash and in mergers and consolidations to which the third succeeding paragraph applies);

          (5) cash distributions (excluding any cash portion of distributions referred to in clause (4) above or cash distributed upon a merger or consolidation to which the third succeeding paragraph applies) to all holders of common stock in an aggregate amount that, together with:


          - other cash distributions made within the preceding 12 months in respect of which no adjustment has been made, and



          - any cash and the fair market value of other consideration payable in respect of any tender offer by us or any of our subsidiaries for common stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of our market capitalization on the record date for such distribution; and

          (6) the successful completion of a tender offer by us or any of our subsidiaries for common stock that involves an aggregate consideration that, together with:


          - any cash and other consideration payable in a tender offer by us or any of our subsidiaries for common stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made, and



          - the aggregate amount of any such cash distributions referred to in clause (5) above to all holders of common stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made,

     exceeds 10% of our market capitalization on the expiration of such tender offer.

     In addition, we reserve the right to make increases in the conversion rate that we consider advisable so that any event treated for federal income tax purposes as a dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock will not be taxable to the recipients.


     We will not adjust the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate (Section 1504). We will compute any adjustments to the conversion rate pursuant to this paragraph and will give notice to the holders of the convertible debt securities of any adjustments (Section 1505).


     In case of:

          (1) our consolidation or merger with or into another person, or

          (2) any merger of another person into us, other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the common stock, or

          (3) any sale or transfer of all or substantially all of our assets,

each convertible debt security then outstanding will become convertible only into the securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock underlying such convertible debt security, assuming:

     - such holder of common stock failed to exercise any rights of election, and


     - that such convertible debt security was then convertible (Section 1511).


     Unless the applicable prospectus supplement states otherwise, from time to time we may increase the conversion rate relating to any series of convertible debt securities by any amount for any period of at least 20 days if our board of directors determinates that the increase would be in our best interests. This determination will be conclusive. We will give holders at least 15 days' notice of any such increase.

     If at any time we make a distribution of property to our stockholders that would be taxable to such stockholders as a dividend for federal income tax purposes and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which convertible debt securities of any series are convertible is increased, such increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to holders of convertible debt securities.

SUBORDINATION

     The convertible debt securities will be subordinate and junior in right of payment to all of our Senior Debt. The convertible debt securities will also be effectively subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries. As of May 31, 2000, we had $56.2 million of Senior Debt outstanding, and our subsidiaries had an aggregate of $61.5 million of indebtedness and other liabilities outstanding (which includes the $56.2 million of Senior Debt).

     Under the Indenture, Senior Debt means:

          (1) our indebtedness for money borrowed or evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments,

          (2) all our obligations evidenced by a note or similar instrument or written agreement given in connection with the acquisition of any businesses, properties or assets, including securities,

          (3) our obligations as lessee under leases capitalized on the balance sheet of the lessee under generally accepted accounting principles,

          (4) our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts, or similar agreements or arrangements intended to protect us against fluctuations in interest or currency exchange rates or commodity prices,

          (5) all our reimbursement obligations with respect to letters of credit, bankers' acceptances or similar facilities issued for our account,

          (6) indebtedness of others of the kinds described in the preceding clauses (1), (2), (3), (4) and (5) that we have assumed, guaranteed or otherwise assured the payment of, directly or indirectly, and/or

          (7) deferrals, renewals, extensions and refundings of, or bonds, debentures, notes or other evidences of indebtedness issued in exchange for, or amendments, modifications or supplements to, or covenants and our other obligations in connection with, the indebtedness described in the preceding clauses (1) through (6) whether or not there is any notice to or consent of the holders of convertible debt securities; except:


          - indebtedness and advances among us and our direct and indirect subsidiaries; and



          - any particular indebtedness that expressly provides that it is not Senior Debt (Sections 101, 1601 and 1602).


     As a result of these subordination provisions, no payment on account of the principal of, premium, if any, or interest on the convertible debt securities may be made if:

     - a payment default with respect to any Senior Debt exists or,

     - any other event of default has occurred with respect to any Senior Debt that permits the holders to accelerate the maturity of the Senior Debt and is continuing after written notice to us and the trustee.


     Upon the acceleration of the principal due on the convertible debt securities or payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due on all Senior Debt must be paid in full before the holders of the convertible debt securities may receive any payment. As a result of these subordination provisions, in the event of our insolvency, our creditors who hold Senior Debt may recover more, ratably, than the holders of the convertible debt securities, and such subordination may reduce or limit payments to the holders of the convertible debt securities (Section 1602).

EVENTS OF DEFAULT

     Definition. The Indenture defines an Event of Default with respect to convertible debt securities of any series as any one of the following events:

          (1) failure to pay any interest on any convertible debt security of that series when due and payable, continued for 30 days;

          (2) failure to pay principal of or any premium on any convertible debt security of that series when due;

          (3) failure to deposit any sinking fund payment, when due, in respect of any convertible debt security of that series;

          (4) failure to perform any other covenant in the Indenture (other than a covenant included in such Indenture solely for the benefit of a series of convertible debt securities other than that series), continued for 90 days after written notice as provided in the Indenture;

          (5) any indebtedness for money borrowed by us in an aggregate principal amount in excess of $20 million is not paid at final maturity or the maturity of which is accelerated and such payment default or acceleration is not cured or rescinded within 90 days after written notice;

          (6) the entry of a decree or order for relief in respect of our company by a court having jurisdiction in the premises in an involuntary case under federal or state bankruptcy laws and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

          (7) the commencement by us of a voluntary case under federal or state bankruptcy laws or the consent by us to the entry of a decree or order for relief in an involuntary case under any such law; and

          (8) any other Event of Default provided with respect to convertible debt securities of that series (Section 501).


     Remedies. If an Event of Default with respect to convertible debt securities of any series occurs and is continuing, then either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding convertible debt securities of that series may declare by notice in writing to us the principal amount (or, if the convertible debt securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the convertible debt securities of that series to be due and payable immediately. Notwithstanding the foregoing, unless the applicable prospectus supplement states otherwise, if an Event of Default described in clauses (6) or (7) with respect to convertible debt securities of any series occurs and is continuing, then all of the convertible debt securities of that series shall become immediately due and payable without any further act by us, any holder or the trustee. At any time after a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding convertible debt securities of that series may, under certain circumstances, rescind and annul such acceleration (Section 502).


     In the event of a payment or covenant default with respect to convertible debt securities, the trustee, subject to certain limitations and conditions, may institute judicial proceedings to enforce the payment of any amount due or the performance of such covenant or any other proper remedy (Section 503). Under certain circumstances, the trustee may withhold notice to the holders of the subordinated convertible debt securities of a default if the trustee in good faith determines that withholding notice is in the best interest of such holders, and the trustee shall withhold such notice for certain defaults for a period of 30 days (Section 602).

     Obligations of Trustee. The Indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to such trustee reasonable security or indemnity (Section 603). Subject to such provisions for the indemnification of the trustee and to certain other conditions, the holders of a majority in aggregate principal amount of the outstanding convertible debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on such trustee, with respect to the convertible debt securities of that series. However, the trustee may decline to act if the holders' direction violates any law or the Indenture, would unduly prejudice the right of other holders or would involve such trustee in personal liability (Section 512).

     No holder of any convertible debt security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee or for any remedy, unless:

     - the holder has given the trustee written notice of a continuing Event of Default with respect to the convertible debt securities of that series;

     - the holders of not less than 25% in aggregate principal amount of the outstanding convertible debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee;

     - the trustee has not received an inconsistent direction from the holders of a majority in principal amount of the outstanding convertible debt securities of that series; and

     - the trustee has failed to institute the requested proceeding within 60 days (Section 507).

However, the holder of any convertible debt security will have an absolute right to receive payment of the principal of, premium, if any, and interest on such convertible debt security on the due dates expressed in such convertible debt security and to institute suit for the enforcement of any such payment (Section
508).


     Under the Indenture we must furnish to the trustee annually a statement regarding our performance of certain of our obligations under the Indenture and as to any default in such performance (Section 1005).


DEFEASANCE AND COVENANT DEFEASANCE

     Unless the applicable prospectus supplement states otherwise, the Indenture provides that we may choose to deposit in trust with the trustee cash and/or government securities in an amount sufficient, without reinvestment, to pay all sums due on any series of convertible debt securities. If we make this deposit, then, at our option, we:

          (1) will be deemed to have satisfied and paid all of our obligations in respect of the convertible debt securities of a particular series; or

          (2) will not need to comply with certain restrictive covenants contained in the Indenture and the occurrence of a covenant default will no longer be an Event of Default with respect to such series of convertible debt securities, which we refer to as covenant defeasance.

     Such a trust may only be established if, among other things,

     - no Event of Default exists or occurs as a result of such deposit; and

     - we deliver an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit.

     If we exercise our covenant defeasance option with respect to any series of convertible debt securities and the maturity of that series is accelerated upon an Event of Default, the amount of cash and government securities on deposit with the trustee may not be sufficient to pay amounts due on such convertible debt securities at the time of the acceleration. However, we will remain liable with respect to such payments (Article 13).

MODIFICATION AND WAIVER

     We and the trustee may modify and amend the Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding convertible debt securities of each series affected by such modification or amendment. Unless the applicable prospectus supplement states otherwise, however, we may not, without the consent of the holder of each convertible debt security affected:

     - change the maturity date of the principal of, or interest on, any convertible debt security,

     - reduce the principal amount of, or any premium or rate of interest on, any convertible debt security,

     - reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof,

     - change the place or currency of payment of principal of, premium, if any, or interest on, any convertible debt security,

     - modify the subordination provisions in a manner adverse to the holders of any convertible debt security,

     - modify the conversion privilege with respect to any convertible debt security in a manner adverse to the holder thereof,

     - impair the right to institute suit for the enforcement of any payment on or with respect to any convertible debt security, or

     - reduce the percentage in principal amount of outstanding convertible debt securities of any series required to modify or amend either Indenture or to waive compliance with certain provisions of, or defaults under, the Indenture (Section 902).


     The holders of at least a majority in aggregate principal amount of the outstanding convertible debt securities of each series may, on behalf of all holders of convertible debt securities of that series, waive, insofar as that series is concerned, our compliance with certain restrictive provisions of the Indenture (Section 1006).

     The holders of at least a majority in aggregate principal amount of the outstanding convertible debt securities of any series may, on behalf of all holders of convertible debt securities of that series, waive any past default under the Indenture, except:

     - a default in the payment of principal of, premium, if any, or interest on, any convertible debt security of that series; or

     - a default in respect of a covenant or provision which under such Indenture cannot be modified or amended without the consent of the holder of each convertible debt security of the series affected (Section 513).

CONSOLIDATION, MERGER AND TRANSFER OF ASSETS

     We may consolidate with or merge into, or transfer our assets substantially as an entirety to, any corporation organized under the laws of the U.S., any state thereof or the District of Columbia, provided that:

     - the successor corporation assumes our obligations on the convertible debt securities and under the Indenture;

     - after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing; and

     - certain other conditions are met (Section 801).

TRUSTEE

     The trustee may resign or be removed with respect to one or more series of convertible debt securities and a successor trustee may be appointed to act with respect to such series (Section 610). In the event that two or more persons are acting as trustee with respect to different series of convertible debt securities, each such trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other such trustee, and any action described herein to be taken by the "trustee" may then be taken by each such trustee with respect to, and only with respect to, the one or more series of convertible debt securities for which it is trustee (Section 611).

BOOK-ENTRY SECURITIES

     The convertible debt securities of a series may be issued in the form of one or more book-entry securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement (Section 301). In such a case, one or more book-entry securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of convertible debt securities of the series to be represented by such book-entry security or securities. Unless and until it is exchanged in whole or in part for convertible debt securities in definitive registered form, a book-entry security may not be transferred except as a whole by the depositary for such book-entry security to a nominee of such depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any such nominee to a successor of the depositary or a nominee of such successor (Section 305).

     The specific terms of the depositary arrangement with respect to any portion of a series of convertible debt securities to be represented by a book-entry security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a book-entry security, the depositary for such book-entry security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the convertible debt securities represented by such book-entry security to the accounts of persons that have accounts with such depositary, or participants. Such accounts shall be designated by the underwriters or agents with respect to such convertible debt securities or by us if such convertible debt securities are offered and sold directly by us. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the depositary's system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which we refer to as indirect participants. Persons who are not participants may beneficially own book-entry securities held by the depositary only through participants or indirect participants.

     Ownership of beneficial interests in any book-entry security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee with respect to interests of participants for such book-entry security and on the records of participants with respect to interests of indirect participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws, as well as the limits on participation in the depositary's book-entry system, may impair the ability to transfer beneficial interests in a book-entry security.

     So long as the depositary or its nominee is the registered owner of a book-entry security, such depositary or such nominee will be considered the sole owner or holder of the convertible debt securities represented by such book-entry security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in convertible debt securities represented by book-entry securities will not be entitled to have convertible debt securities of the series represented by such book-entry security registered in their names, will not receive or be entitled to receive physical delivery of such convertible debt securities in definitive form, and will not be considered the owners or holders thereof under the Indenture.

     Payments of principal of, premium, if any, and interest on convertible debt securities registered in the name of the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the book-entry security representing such convertible debt securities. We expect that the depositary for a series of convertible debt securities or its nominee, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the book-entry security for such convertible debt securities, as shown on the records of such depositary or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in such book-entry security held through such persons will be governed by standing instructions and customary practices, as is now the case with securities registered in "street name", and will be the responsibility of such participants and indirect participants. Neither us, the trustee, any authenticating agent, any paying agent, nor the security registrar for such convertible debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry security for such convertible debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests (Section
311).

     If the depositary for convertible debt securities of a series notifies us that it is unwilling or unable to continue as depositary or if at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, we have agreed to appoint a successor depositary. If such a successor is not appointed by us within 90 days, we will issue convertible debt securities of such series in definitive registered form in exchange for the book-entry security representing such series of convertible debt securities. In addition, we may at any time and in our sole discretion determine that the convertible debt securities of any series issued in the form of one or more book-entry securities shall no longer be represented by such book-entry security or convertible debt securities and, in such event, will issue convertible debt securities of such series in definitive registered form in exchange for such book-entry security or securities representing such series of convertible debt securities. Further, if we so specify with respect to the convertible debt securities of a series, or if an Event of Default, or an event which with notice, lapse of time or both would be an Event of Default with respect to the convertible debt securities of such series has occurred and is continuing, an owner of a beneficial interest in a book-entry security representing convertible debt securities of such series may receive convertible debt securities of such series in definitive registered form. In any such instance, an owner of a beneficial interest in a book-entry security will be entitled to physical delivery in definitive registered form of convertible debt securities of the series represented by such book-entry security equal in principal amount to such beneficial interest and to have such convertible debt securities registered in its name (Section 305).

                         DESCRIPTION OF PREFERRED STOCK

     Pursuant to our certificate of incorporation, our board of directors has the authority, without further stockholder approval, to issue a maximum of 2,000,000 shares of preferred stock, including shares issued or reserved for issuance. As of June 15, 2000, we had no shares of preferred stock outstanding. The board of directors has the authority to determine or fix the powers, designations, preferences and relative participating, optional or other special rights of, and any limitations or restrictions on, any series of preferred stock, which we will describe in the applicable prospectus supplement. These powers, designations, preferences and rights may include the following:

     - designation or title of the series;

     - the number of shares in the series;

     - the dividend rate or rates (or method of calculation), which may be fixed or variable, the dividend periods, the dates on which dividends will be payable and whether the dividends will be cumulative or noncumulative;

     - the date or dates, if any, from which the dividends will cumulate;

     - any redemption dates, prices, rights, obligations and restrictions on the preferred stock;

     - any mandatory or optional sinking fund, purchase fund or analogous provisions;

     - the rights of the holders upon our liquidation or dissolution or upon the distribution of our assets including any liquidation preference;

     - any conversion provisions;

     - voting rights, if any;

     - the initial public offering price at which we will issue the preferred stock;

     - whether we have elected to offer depositary shares as described under "Description of Depositary Shares" below; and

     - any other powers, designations, preferences, rights, limitations or restrictions of the series.

                          DESCRIPTION OF COMMON STOCK

     We have summarized certain terms and provisions of the common stock in this section. The summary is not complete. The prospectus supplement will describe the specific terms of the common stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that common stock. We have filed our certificate of incorporation and our bylaws as exhibits to the registration statement and you should read our certificate of incorporation and our bylaws for information that may be important to you. You can obtain copies of our certificate of incorporation and bylaws by following the directions described under the caption "Where You Can Find More Information."

GENERAL


     Authorized and Issued Shares. Under our certificate of incorporation, we can issue an aggregate of 200,000,000 shares of common stock, par value $.001 per share. As of June 15, 2000, we had 33,102,868 shares of common stock outstanding.


     Dividends. Holders of common stock may receive dividends when declared by our board of directors out of our funds that we can legally use to pay dividends. We may pay dividends in cash, stock or other property. In certain cases, holders of common stock may not receive dividends until we have satisfied our obligations to holders of any outstanding preferred stock.

     Voting Rights. Holders of common stock have the exclusive power to vote on all matters presented to our stockholders unless Delaware law or the certificate of designation for an outstanding series of preferred stock gives the holders of that preferred stock the right to vote on certain matters. Each holder of common stock is entitled to one vote per share. Holders of common stock may not cumulate their votes when voting for directors.

     Other Rights. If we voluntarily or involuntarily liquidate, dissolve or wind up our business, holders of common stock will receive any remaining assets on a pro rata basis after we have provided for any liquidation preference for outstanding shares of preferred stock. When we issue securities in the future, holders of common stock will not have preemptive rights to buy any portion of those issued securities.

     Listing. Our outstanding shares of common stock are listed on the Nasdaq National Market under the symbol "INCX." American Stock Transfer & Trust Co. serves as the transfer agent for the common stock.

     Fully Paid. All of our outstanding shares of common stock are fully paid and nonassessable, which means that the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional monies for such shares. Any additional common stock that we may issue in the future pursuant to an offering under this prospectus or upon the conversion or exercise of other securities offered under this prospectus will also be fully paid and nonassessable.

ANTI-TAKEOVER PROVISIONS


     General. Certain provisions of our certificate of incorporation, bylaws and applicable law may make it less likely that our management would be changed or someone would acquire our company without the consent of our board of directors. These provisions may delay, deter or prevent tender offers or takeover attempts that stockholders may believe are in their best interests, including tender offers or takeover attempts that might allow stockholders to receive a premium over the market price of their common stock.


     Preferred Stock. Under our certificate of incorporation our board of directors can at any time, and without stockholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock without stockholder approval could discourage or make more difficult attempts to take control of our company through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring our management could stop a takeover by preventing the person trying to take control of our company from acquiring enough voting shares necessary to take control.

     Nomination Procedures. In addition to our board of directors, stockholders can nominate candidates for our board of directors. However, a stockholder must follow the advance notice procedures described in Article II of our certificate of incorporation. In general, a stockholder must submit a written notice of the nomination to our corporate secretary at least 60 days before a scheduled meeting of our stockholders.


     Proposal Procedures. Stockholders can propose that business other than director nominations be considered at an annual meeting of stockholders only if they follow the advance notice procedures described in our bylaws. In general, a stockholder must submit a written notice of the proposal and the stockholder's interest in the proposal to our corporate secretary at least 60 days before the date set for the annual meeting of our stockholders.


     Amendment of Bylaws. Under our bylaws, our board of directors can adopt, amend or repeal the bylaws, subject to limitations under the Delaware General Corporation Law. Our stockholders also have the power to adopt, amend or repeal our bylaws. Any stockholder who intends to propose that a provision of our bylaws be amended by the stockholders must submit a written notice to our corporate secretary at least 180 days prior to a request by such stockholder to call a special meeting for such purpose or, if the proposal is intended to be made at an annual meeting of our stockholders, no later than the latest date permitted for submission of stockholder proposals under Rule 14a-8 of the Securities Exchange Act of 1934.

     Business Combination Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction involving the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the proposed business combination has owned 15% or more of the corporation's voting stock.

                        DESCRIPTION OF DEPOSITARY SHARES


     We have summarized certain terms and provisions of the Deposit Agreement, the depositary shares and the depositary receipts in this section. The summary is not complete. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares. We have filed the form of Deposit Agreement, including the form of depositary receipt, as an exhibit to the registration statement and you should read the forms of Deposit Agreement and depositary receipt for information that may be important to you. You can obtain copies of the Deposit Agreement by following the directions described under the caption "Where You Can Find More Information."


GENERAL

     We may offer fractional interests in shares of preferred stock, rather than full shares. If we do, we will provide for the issuance by a Depositary (as defined below) to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.

     The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement, which we refer to as the Deposit Agreement, between us and a bank or trust company, which we refer to as the Depositary, having its principal office in the United States and having a combined capital and surplus of at least $50 million. We will name the Depositary in the applicable prospectus supplement. Subject to the terms of the Deposit Agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the share of preferred stock underlying such depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

     The depositary shares will be evidenced by depositary receipts issued under the Deposit Agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the Depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

     If you surrender depositary receipts at the principal office of the Depositary (unless the related depositary shares have previously been called for redemption), you are entitled to receive at such office the number of shares of preferred stock and any money or other property represented by such depositary shares. We will not issue partial shares of preferred stock. If you deliver depositary receipts evidencing a number of depositary shares that represent more than a whole number of preferred shares, the Depositary will issue you a new depositary receipt evidencing such excess number of depositary shares at the same time that the preferred stock is withdrawn. Holders of preferred stock received in exchange for depositary shares will no longer be entitled to deposit such shares under the Deposit Agreement or to receive depositary shares in exchange for such preferred stock.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares representing the preferred stock in proportion to the numbers of depositary shares owned by the holders on the relevant record date. The Depositary will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The balance not distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of depositary shares.

     If there is a distribution other than in cash, the Depositary will distribute property to the holders of depositary shares, unless the Depositary determines that it is not feasible to make such distribution. If this occurs, the Depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

     The Deposit Agreement will also contain provisions relating to how any subscription or similar rights offered by us to holders of preferred stock will be made available to the holders of depositary shares.

CONVERSION AND EXCHANGE

     If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

REDEMPTION OF DEPOSITARY SHARES


     If the series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the redemption proceeds, in whole or in part, of such series of the preferred stock held by the Depositary. The Depositary will mail notice of redemption between 30 to 60 days prior to the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the Depositary's records. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying share of preferred stock. Whenever we redeem preferred stock held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the Depositary.


     After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon such redemption. Such payments will be made when holders surrender their depositary receipts to the Depositary.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the Depositary will mail information about the meeting contained in the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the Depositary as to how the preferred stock underlying the holder's depositary shares should be voted.

     The Depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions received. We will agree to take all action requested by and deemed necessary by the Depositary in order to enable the Depositary to vote the preferred stock in that manner. The Depositary will not vote any preferred stock for which it does not receive specific instructions from the holders of the depositary shares relating to such preferred stock.

TAXATION

     Owners of depositary shares will be treated for federal income tax purposes as if they were owners of the preferred stock represented by the depositary shares. Accordingly, for federal income tax purposes they will have the income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

     - no gain or loss will be recognized for federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares as provided in the Deposit Agreement;

     - the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged for such preferred share; and

     - the holding period for the preferred stock, in the hands of an exchanging owner of depositary shares who held the depositary shares as a capital asset at the time of the exchange, will include the period that the owner held such depositary shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement may be amended by agreement between us and the Depositary at any time. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless approved by the record holders of at least a majority of the depositary shares then outstanding. A Deposit Agreement may be terminated by us or the Depositary only if:

     - all outstanding depositary shares relating to the Deposit Agreement have been redeemed; or

     - there has been a final distribution of the preferred stock of the relevant series in connection with the liquidation, dissolution or winding up of our business and the distribution has been distributed to the holders of the related depositary shares.

CHARGES OF THE DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the Depositary for the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the Deposit Agreement.

MISCELLANEOUS

     We will forward to the holders of depositary shares all reports and communications that we must furnish to the holders of preferred stock.

     Neither the Depositary nor we will be liable if the Depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. Our obligations and the Depositary's obligations under the Deposit Agreement will be limited to performance in good faith of duties set forth in the Deposit Agreement. Neither the Depositary nor we will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished to us and/or the Depositary. We and the Depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Depositary may resign at any time by delivering notice to us. We may also remove the Depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the U.S. and having a combined capital and surplus of at least $50 million.

                              PLAN OF DISTRIBUTION

     We may sell any securities:

     - through underwriters or dealers;

     - through agents; or

     - directly to one or more purchasers.

     The distribution of the securities may be effected from time to time in one or more transactions:

     - at a fixed price or prices, which may be changed from time to time;

     - at market prices prevailing at the time of sale;

     - at prices related to such prevailing market prices; or

     - at negotiated prices.

     For each series of securities, the applicable prospectus supplement will set forth the terms of the offering including:

     - the initial public offering price;

     - the names of any underwriters, dealers or agents;

     - the purchase price of the securities;

     - our proceeds from the sale of the securities;

     - any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

     - any discounts or concessions allowed or reallowed or repaid to dealers;
       and

     - the securities exchanges on which the securities will be listed, if any.

     If we use underwriters in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.

     If we use dealers in the sale, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If we use agents in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If we sell directly, no underwriters or agents would be involved. We are not making an offer of securities in any state that does not permit such an offer.

     Underwriters, dealers and agents that participate in the securities distribution may be deemed to be underwriters as defined in the Securities Act of 1933. Any discounts, commissions, or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act of 1933, or to contribute with respect to payments that they may be required to make.

     We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

     The securities, other than any common stock, will be new issues of securities with no established trading market and unless otherwise specified in the applicable prospectus supplement, we will not list any series of the securities on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

                                 LEGAL MATTERS

     The validity of the convertible debt securities, preferred stock, common stock and depositary shares will be passed upon for us by King & Spalding.

                                    EXPERTS

     The consolidated financial statements and schedule of InfoCure Corporation and its subsidiaries incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods as set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

     The financial statements of The Healthcare Systems Division of The Reynolds and Reynolds Company as of September 30, 1998 and 1997 and for the years ended September 30, 1998, 1997 and 1996 incorporated by reference in this prospectus from InfoCure Corporation's Prospectus filed pursuant to Rule 424(b)(4) on April 22, 1999 which constitutes part of the Registration Statement on Form S-3 (with respect to a public offering of 3,759,000 common shares), effective April 21, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Datamedic Holding Corp. and subsidiaries as of March 31, 1999 and 1998, and for each of the years in the three-year period ended March 31, 1999, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                  INFORMATION NOT REQUIRED IN THIS PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee........................................  $ 26,400
Nasdaq National Market Listing Fee..........................    17,500
Printing and engraving expenses.............................    25,000
Accounting fees and expenses................................    20,000
Legal fees and expenses.....................................    50,000
Miscellaneous expenses......................................     5,000
                                                              --------
     Total Expenses.........................................  $143,900
                                                              ========

     All fees other than the SEC registration fee are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The Delaware General Corporation Law provides that a corporation may pay expenses (including attorney's fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The Delaware General Corporation Law provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     InfoCure's bylaws provide that InfoCure shall, to the full extent permitted by Section 145, indemnify any person, made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is, was or is about to become an officer, director, employee or agent of InfoCure. InfoCure shall pay the expenses (including attorney's fees) incurred by a person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made by InfoCure only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified.

     In addition, InfoCure's certificate of incorporation eliminates or limits personal liability of its directors to the full extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

     Section 102(b)(7) provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

ITEM 16.  EXHIBITS


EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 1.1**   Form of Underwriting Agreement.
 3.1*    Certificate of Incorporation of InfoCure, as amended
         (incorporated by reference to Exhibit 3.1 filed with
         InfoCure's Annual Report on Form 10-K for the Year Ended
         December 31, 1999).
 3.2*    Second Amended and Restated Bylaws of InfoCure (incorporated by reference to Exhibit 3.2 filed with InfoCure's Annual
         Report on Form 10-K for the Year Ended December 31, 1999).
 4.1     Form of Indenture for Convertible Subordinated Debt
         Securities.
 4.2     Form of Convertible Subordinated Debt Security (included in
         Exhibit 4.1).
 4.3     Form of Deposit Agreement.
 4.4*    Specimen Certificate of shares of common stock (incorporated by reference to Exhibit 4.1 filed with InfoCure's
         Registration Statement on Form SB-2/A (Registration File No.
         333-18923)).
 5.1     Opinion of King & Spalding.
12.1*    Ratio of Earnings to Fixed Charges.
23.1*    Consent of BDO Seidman, LLP.
23.2*    Consent of Deloitte & Touche LLP.
23.3*    Consent of KPMG LLP.
23.4     Consent of King & Spalding (included in Exhibit 5.1).
25.1**   Statement of Eligibility of the Trustee under the Trust
         Indenture Act of 1939.


-------------------------


 * Previously filed.


** To be filed by amendment or incorporated by reference.


ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 14th day of July, 2000.


                                          INFOCURE CORPORATION

                                                 /s/ FREDERICK L. FINE
                                          --------------------------------------
                                          By: Frederick L. Fine
                                              President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                      TITLE                     DATE
                     ---------                                      -----                     ----
/s/ FREDERICK L. FINE                                President, Chief Executive Officer   July 14, 2000
---------------------------------------------------  and Director (Principal Executive
Frederick L. Fine                                    Officer)

                    *                                Executive Vice President, Secretary  July 14, 2000
---------------------------------------------------  and Director
James K. Price

                    *                                Chairman, Treasurer and Director     July 14, 2000
---------------------------------------------------
Richard E. Perlman

                    *                                Senior Vice President of Finance     July 14, 2000
---------------------------------------------------  and Chief Financial Officer
James A. Cochran                                     (Principal Financial Officer and
                                                     Principal Accounting Officer)

                    *                                Director                             July 14, 2000
---------------------------------------------------
James D. Elliott

                    *                                Director                             July 14, 2000
---------------------------------------------------
Raymond H. Welsh

* Pursuant to Power of Attorney

/s/ FREDERICK L. FINE
---------------------------------------------------
By: Frederick L. Fine
    Attorney-in-Fact


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